EX. 99.5 - LETTER TO CLIENTS OF BROKER/DEALERS

FORM OF LETTER

ADVANCED BIOTHERAPY, INC.

874,812,700 Shares of Common Stock

Offered Pursuant to Rights
Distributed to Stockholders of
Advanced Biotherapy, Inc.

[              ], 2007

To Our Clients:

Enclosed for your consideration are a prospectus dated [__________], 2007 (the “Prospectus”), and the “Instructions as to Use of Advanced Biotherapy, Inc. Rights Certificates” relating to the offering (the “Rights Offering”) by Advanced Biotherapy, Inc. (“ABI”) of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of its common stock, par value $0.001 per share (the “Common Stock”), at the close of business on [__________], 2007 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

In the Rights Offering, ABI is offering an aggregate of 874,812,700 shares of Common Stock, as described in the Prospectus,

The Rights will expire, if not exercised, at 5:00 p.m., Eastern Daylight Time, on [__________], 2007, unless extended in the sole discretion of ABI (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive 10 Rights for each share of Common Stock carried by us in your account as of the Record Date.

Each full Right will allow you to subscribe for one share of Common Stock (the “Subscription Privilege”) at the cash price of $0.015 per share (the “Subscription Price”). Each Right also will carry with it an oversubscription privilege (“Oversubscription Privilege”) to subscribe for shares of Common Stock that are not purchased by other holders of Rights.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME, EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights and Oversubscription Privileges, if applicable.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Daylight Time, on the Expiration Date. Once you have exercised the Subscription Privilege and the Oversubscription Privilege, if applicable, you may withdraw your exercise at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, the deadline for withdrawal will be on ______________, 2007.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

EX. 99.5 - LETTER TO CLIENTS OF BROKER/DEALERS

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC. THE INFORMATION AGENT, AT THE FOLLOWING TELEPHONE NUMBERS: (866) 785-7394 OR, FOR BANKS AND BROKERAGE FIRMS, (212) 440-9800